Exhibit 3.1

RESOLUTIONS FOR CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF DESIGNATIONS
OF THE POWERS, PREFERENCES AND
RELATIVE, PARTICIPATING, OPTIONAL AND OTHER RESTRICTIONS

OF SERIES G CONVERTIBLE PREFERRED STOCK

OF APPLIED DIGITAL CORPORATION

The undersigned, Saidal Mohmand, does hereby certify that:

1. Saidal Mohmand is the Chief Financial Officer of Applied Digital Corporation (the “Corporation”).

2. That the Board of Directors of the Corporation, duly adopted by unanimous written consent a proposed amendment to the Certificate of Designation of the Powers, Preferences and Relative, Participating, Options and other Restrictions of Series G Convertible Preferred Stock (“Certificate of Designation”) of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment, pursuant to Section 78.1955 and 78.1955(3) of the Nevada Revised Statues, are as follows:

RESOLVED: That the Certificate of Amendment to the Certificate of Designation amends Section 1.5(a) of the Certificate of Designation by (i) deleting the proviso at the end of the fourth sentence and (ii) deleting the last sentence in its entirety.

RESOLVED: That the Certificate of Amendment to the Certificate of Designation amends the last sentence of Section 1.5(c)(i) of the Certificate of Designation in its entirety as follows: “The initial Floor Price shall be $12.50, which shall be subject to adjustment as provided herein (the “Floor Price”).”

RESOLVED: That the Certificate of Amendment to the Certificate of Designation amends and restates Section 1.5(c)(ii) of the Certificate of Designation in its entirety as follows:

“(ii) At any time, and from time to time, the Corporation may elect to reduce the Floor Price; provided, that, in no event shall such reduction result in an adjusted Floor Price that is less than $4.33.”

RESOLVED: That the Certificate of Amendment to the Certificate of Designation amends and restates the first sentence of Section 1.5(d)(iii) of the Certificate of Designation in its entirety as follows:

“From and after the after the Commitment Date until the date no shares of Preferred Stock remain outstanding, the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for issuances pursuant to the terms of this Certificate of Designation, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Preferred Stock, not less than the aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all then outstanding shares of Preferred Stock at the Conversion Price then in effect (taking into account the Exchange Cap and without regard to any other limitations on conversions (other than the Exchange Cap)) (the “Required Reserved Amount”).

RESOLVED: That the Certificate of Amendment to the Certificate of Designation amends and restates Section 1.5(e)(iii) of the Certificate of Designation in its entirety as follows:

“VWAP Limitation. If, at any time on or after the date on which a share of Preferred Stock becomes convertible in accordance with the provisions of Section 1.5, the Volume Weighted Average Price for any Trading Day falls below the Floor Price then in effect and then remains below such Floor Price for ten (10) consecutive Trading Days (which ten (10) consecutive Trading Day period shall not include any days prior to the original issuance date of the applicable Preferred Stock) (subject to adjustment for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring during such ten (10) consecutive Trading Day period) (the “VWAP Condition”), and while such VWAP Condition is met a Holder delivers a Notice of Conversion in respect of any portion of Preferred Stock held by such Holder at such time, then such Notice of Conversion shall state whether such Holder elects to either (x) convert the Preferred Stock at the Conversion Price then in effect or (y) condition the conversion of the Preferred Stock on the Corporation electing, to the extent permitted under Section 1.5(c)(ii), to reduce the Floor Price, effective prior to effecting such conversion, to the price set forth in clause (a) of Section 1.5(c)(i) above (the “Reference Price”) as determined as of the applicable Conversion Date (a Notice of Conversion contemplated by this clause (y), a “Conditional Notice of Conversion”). If the Corporation receives a Conditional Notice of Conversion, then the Corporation shall at its election either (A) to the extent permitted under Section 1.5(c)(ii), reduce the Floor Price, prior to giving effect to such conversion, to the Reference Price as determined as of the applicable Conversion Date (such that the applicable Conversion Price shall equal the Reference Price), and upon such election such Preferred Stock shall be converted at such Conversion Price in accordance with the provisions of Section 1.5 or (y) in lieu of reducing the Floor Price to the Reference Price, or if the Floor Price may not be lowered to the Reference Price in accordance with Section 1.5(c)(ii), in lieu of effecting such conversion, shall redeem such Preferred Stock and pay to such Holder, on a monthly basis beginning on the first (1st) day of the first (1st) month following the Conversion Date in respect of such Conditional Notice of Conversion and continuing for the eleven (11) consecutive months thereafter, an amount equal to one-twelfth (1/12th) of one hundred five percent (105%) of the Stated Value of such Preferred Stock; provided, however, that if the date that is eighteen (18) months following issuance of such Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, occurs prior to the conclusion of such twelve (12)-month period, then payment of the balance, if any, shall accelerate and become due and payable by the Corporation within ten (10) Trading Days of such earlier date. If the VWAP Condition is met at any time after the Commitment Date and continues for each Trading Day through the date that is eighteen (18) months following issuance of such Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, and during such period a Holder does not deliver a Notice of Conversion (or Conditional Notice of Conversion) in respect of any portion of Preferred Stock held by such Holder at such time, then all Preferred Stock held by such Holder on the date that is eighteen (18) months following issuance of such Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, shall be redeemed by the Corporation, within ten (10) Trading Days of such earlier date, in cash by wire transfer of immediately available funds at a price equal to one hundred ten percent (110%) of the Stated Value of such Preferred Stock; provided, however, that if at any time after the tenth (10th) Trading Day on which the Volume Weighted Average Price fell below the Floor Price, but prior to date that is eighteen (18) months following issuance of such Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, the Volume Weighted Average Price for any Trading Day exceeds the Floor Price and remains above the Floor Price for any ten (10) consecutive Trading Days, then the VWAP Condition shall no longer apply and such Preferred Stock shall not be redeemable by the Corporation in accordance with the immediately preceding sentence. Notwithstanding the foregoing, a Holder may choose to convert any portion of its Preferred Stock at the Conversion Price then in effect in accordance with the provisions of Section 1.5, regardless of whether the VWAP Condition is met, and upon such conversion such Holder shall be deemed, automatically and without further action, notice or other deed by the Corporation, to have waived its right to have the Corporation redeem any such shares of Preferred Stock in accordance with this Section 1.5(e)(iii).”

RESOLVED: That the Certificate of Amendment to the Certificate of Designation amends and restates Section 1.9(i) of the Certificate of Designation in its entirety as follows:

“Status of Converted or Repurchased Preferred Stock. If any shares of Preferred Stock have been or shall be converted, repurchased or reacquired by the Corporation at any time, such shares shall be retired and resume the status of authorized but unissued shares of Preferred Stock of the Corporation and shall continue to be designated as Series G Convertible Preferred Stock unless otherwise determined by the Board.”

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Amendment to the Certificate of Designation of Powers, Preferences and Relative, Participating, Optional and Other Restrictions in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment this 14th day of August, 2025.

By:	/s/ Saidal Mohmand
Name:	Saidal Mohmand
Title:	Chief Financial Officer

[Signature Page to Certificate of Amendment to the Certificate of Designation]

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